Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        SPORTS GROUP INTERNATIONAL, INC.

     Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida for-profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:    Amendments adopted:

          FIRST ARTICLE

          The new name of the Corporation shall be Kahala Corp.

          FOURTH ARTICLE

          The first paragraph of the Fourth Article shall be amended to read as follows:

     The total number of shares of stock which the Company shall have the authority to issue shall be one hundred two million (102,000,000), divided as follows: (i) one hundred million (100,000,000) shares of Common Stock with a par value of $.001 per share, and (ii) two million (2,000,000) shares of Preferred Stock with a par value of $.001 per share, of which 575,000 are hereby designated Series A Preferred Stock, 650,000 are hereby designated as Series B Preferred Stock, and 160,000 are hereby designated as Series C Preferred Stock.

          FOURTH ARTICLE

          The Fourth Article shall be amended by the addition of the following paragraphs after the end of Section B:

C. SERIES C PREFERRED STOCK.

     1. DESIGNATION AND INITIAL NUMBER. The Class of shares of Preferred Stock hereby classified shall be designated as "Series C Preferred Stock." The initial number of authorized shares of the Series C Preferred Stock shall be 160,000.

     2. DIVIDENDS. The dividend rate for the Series C Preferred Stock shall be ten percent (10%) per annum of the face value of $10.00 per share, and no more. Dividends on the Series C Preferred Stock shall be payable only in shares of the Company's common stock on a quarterly basis each calendar year. Dividends on shares of Series C Preferred Stock shall commence and accrue and shall be cumulative from the date in which the Series C Preferred Stock is issued. No dividends shall be paid or set apart for payment on any shares ranking junior to

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the Series C Preferred Stock unless and until all accrued and unpaid dividends on the Series C Preferred Stock shall have been declared and paid or a sum sufficient for payment thereof set apart.

     3. LIQUIDATION OR DISSOLUTION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, an amount per share equal to Ten Dollars ($10.00) per share (plus an amount equal to unpaid cumulative dividends) without interest and no more, before any payment shall be made to the holders of any common stock or stock of the Company ranking junior to Series C Stock. For purposes of this provision, the Series C Preferred Stock shall rank junior to the Series A Preferred Stock and Series B Preferred Stock.

     4. SINKING FUND. The shares of Series C Preferred Stock may, at the discretion of the Board of Directors, be subject to the operation of a purchase, retirement or sinking fund.

     5. CONVERSION PRIVILEGE. The holders of shares of Series C Preferred Stock shall have the right at their option to convert their shares into common stock at any time after the date of issue, on and subject to the following terms and conditions:

          5.1 One share of Series C Preferred Stock may be converted into 10 shares of Common Stock at any time. A minimum of 1000 shares of Series C Preferred Stock must be converted with no maximum.

          5.2 No fraction of shares of stock of any class of the Company at any time authorized shall be issuable upon any conversion of the Series C Stock. In lieu of any such fraction of a share, the person entitled to an interest in respect to such fraction shall be entitled to an additional share to round up the fraction to the next whole share.

          5.3 Any conversion of Series C Preferred Stock shall be made by the surrender to the Company, at the office of any Transfer Agent for the Series C Preferred Stock and at such other office or offices as the Board of Directors may designate, of the certificate or certificates representing the share or shares of Series C Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the Company, together with a written request for conversion). All shares which may be issued upon conversion of shares of the Series C Preferred Stock shall upon issue be fully paid and non-assessable by the Company and free from all taxes, liens, charges and

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security interests with respect to the issue thereof. The Company shall not however, be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that of the holder of the shares of the Series C Preferred Stock converted, and the Company shall not be required to issue or deliver any such share unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          5.4 All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease except only the right to the holders thereof to receive Common Stock in exchange therefor. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of the Series C Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon such conversion.

     6. ADJUSTMENTS TO CONVERSION RATIO. The ratio for the conversion of Series C Preferred Stock into Common Stock (the "Conversion Ratio") shall be subject to adjustment from time to time as follows:

          6.1 In the event the Company should at any time or from time to time after the issuance of the Series C Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision, if no record date is fixed), the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of the Series C Preferred Stock shall be increased in proportion to such increase of outstanding shares.

          6.2 If the number of shares of Common Stock outstanding at any time after the issuance of the Series C Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

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          6.3 OTHER DISTRIBUTIONS. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, or assets (excluding cash dividends), then, in each such case for the purpose of this subsection 6.3, the holder of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

          6.4 RECAPITALIZATION. If, at any time or from time to time there shall be a recapitalization of the Common Stock (other then a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section
6), provisions shall be made so that the holders of Series C Preferred Stock shall thereafter be entitled to receive upon conversion of their Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Series C Preferred Stock Conversion Price then in effect and the number of shares purchasable upon conversion of Series C Preferred Stock) shall be applicable after the event as nearly equivalent as may be practicable.

          6.5 NO IMPAIRMENT. The Company will not by amendment of its Certificate of the Company or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment

          6.6 NO FRACTIONAL SHARES AND CERTIFICATES AS TO ADJUSTMENTS.

               (i) No fractional shares shall be issued upon conversion of the Series C Preferred Stock and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 6, the

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                     Company, at its expense, shall promptly compute such
                     adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
                     (A) such adjustment and readjustment (B) the Conversion Ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Preferred Stock.


               (iii) If any adjustment in the number of shares of Common Stock into which each share of Series C Preferred Stock may be converted required pursuant to this Section 6 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of Series C Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of Series C Preferred Stock is then convertible. All calculations under this paragraph (iii) shall be made to the nearest one-hundredth of a share.

          6.7 NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Series C Preferred Stock, at least 20 days prior to the date specified therein, notice for specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          6.8 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all

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outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          6.9 NOTICES. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

          6.10 MERGER, CONSOLIDATION. If at any time there is a merger or consolidation of the Company with or into another Company or other entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series C Preferred Stock shall be entitled to receive (on a per share basis), prior to any distribution to holders of Common Stock, the number of shares of stock or other securities or property to be issued to the Company or its stockholders resulting from such reorganization, merger, consolidation or sale in an amount per share equal to the applicable Liquidation Price for the Series C Preferred Stock plus a further amount equal to any dividends declared but unpaid on such shares.

     7. VOTING RIGHTS. Holders of shares of Series C Preferred Stock shall have a general right to vote and shall be entitled to notice of the meetings of the stockholders of the Company, and to participate in such meetings. At general meetings of the stockholders, Holders of Series C Preferred Stock shall be entitled to ten (10) votes for each share of Series C Stock. Holders of shares of Series C Preferred Stock shall be permitted to special voting rights set forth in the following sub- paragraph 7.1 below.

          7.1 So long as any shares of the Series C Preferred Stock are outstanding, the Company shall not (a) without the affirmative vote of at least one-half of the votes entitled to be cast by all shares of the Series C Preferred Stock at the time outstanding amend or change any terms of the Series C Preferred Stock in Article IV of the Articles of Incorporation of the Company or other provisions of the Articles of Incorporation generally applicable to the

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Series C Stock, so as to affect materially and adversely any such terms, (b)
without the affirmative vote of at least one-half of the vote entitled to be cast by shares of the Series C Preferred Stock at the time outstanding, (i) increase the authorized number of shares of Series C Preferred Stock in excess of 160,000; (ii) authorize shares of any other class of stock ranking on a parity with or superior to shares of Series C Preferred Stock as to dividends or assets; or (iii) change the conversion features of the Series C Preferred Stock.

     8. General Provisions. In addition to the above provisions with respect to the Series C Stock, such Series C Preferred Stock shall be subject to and be entitled to the benefits of, the provisions set forth in the Company's Articles of Incorporation with respect to the Preferred Stock generally.

SECOND:   None.

THIRD:    The date of each amendment's adoption is December 28, 2000.

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FOURTH:   Adoption of Amendments (CHECK ONE)

          [X] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

          [ ] The amendment(s) was/were approved by the shareholders through voting groups.

          [ ] The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

          [ ] The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

          Signed this 28th day of December, 2000.


          Signature:                    /s/ Kevin Blackwell
                                        ----------------------------------------
                                        Kevin A. Blackwell, President
                                        And Chairman of the Board

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